Exhibit 99.1

HeartCore Granted 180-Day Extension to Regain Compliance with Nasdaq’s Minimum Bid Price Requirement

NEW YORK and TOKYO, November 10, 2025 (GLOBE NEWSWIRE) — HeartCore Enterprises, Inc. (Nasdaq: HTCR) (“HeartCore” or the “Company”), an IPO consulting services company based in Tokyo, announced it has received an additional 180-day extension period from the Nasdaq Listing Qualifications Department (the “Nasdaq Staff”) to regain compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

The extension notice has no immediate effect on the continued listing status of HeartCore’s common stock on The Nasdaq Capital Market under the symbol “HTCR.” The Company has until May 1, 2026, to meet the Minimum Bid Price Requirement. If at any time during the additional 180-calendar-day extension, the closing bid price of the common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Nasdaq Staff will provide the Company with a written confirmation of compliance and the matter will be closed.

There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement, even if it maintains compliance with the other listing requirements.

About HeartCore Enterprises, Inc.

HeartCore is a Tokyo-based IPO consulting services company, guiding Japanese growth companies to achieve successful U.S. exchange listings through its flagship service, Go IPO. HeartCore’s Go IPOSM consulting services provide comprehensive consultation support, including pre-IPO consulting, regulatory guidance, financial preparation, and operational readiness to help businesses navigate the complexities of a successful U.S. listing. HeartCore’s goal is to streamline the entire process for Japanese companies to provide a seamless transition into the U.S. public markets. For more details, visit https://heartcore-enterprises.com/.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believed,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in HeartCore’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond HeartCore’s control which could, and likely will materially affect actual results, and levels of activity, performance, or achievements. Any forward-looking statement reflects HeartCore’s current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. HeartCore assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

John Yi and Steven Shinmachi

HTCR@gateway-grp.com

(949) 574-3860